Exhibit 5.1

Taft Stettinius & Hollister LLP

425 Walnut Street, Suite 1800

Cincinnati, Ohio 45202

April 30, 2019

Workhorse Group Inc.

100 Commerce Drive

Loveland, Ohio  45140

Ladies and Gentlemen:

We have acted as counsel to Workhorse Group Inc., a Nevada corporation (the “Company”), in connection with the sale by the Company of 3,957,432 shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), pursuant to the Subscription Agreement, dated April 30, 2019 (the “Subscription Agreement”), between the Company and the investor named therein. Capitalized terms used herein and not defined herein have the meanings assigned to them in the Subscription Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Articles of Incorporation of the Company, as amended through the date hereof; (b) the Bylaws of the Company, as amended through the date hereof; (c) the resolutions adopted by the Board of Directors of the Company on April 29, 2019; (d) the Registration Statement and (e) the Subscription Agreement. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that the Shares, when issued and delivered to and paid for by the investor pursuant to the Subscription Agreement, will be validly issued, fully paid and nonassessable.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

We are aware that we are referred to under the heading “Legal Matters” in the prospectus supplement filed in connection with the Subscription Agreement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on or about April 30, 2019, and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP

Taft Stettinius & Hollister LLP